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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on August 10, 2004

Registration No. 333-115945

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sento Corporation
(Exact name of registrant as specified in its charter)

Utah
(State or other jurisdiction of
incorporation or organization)

87-0284979
(I.R.S. Employer Identification Number)

808 East Utah Valley Drive
American Fork, Utah 84003
(801) 772-1100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Anthony J. Sansone
Chief Financial Officer and Secretary
808 East Utah Valley Drive
American Fork, Utah 84003
(801) 772-1100

Copies to:

Brian G. Lloyd
Bryan T. Allen
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, Utah 84111
(801) 328-3131
Facsimile: (801) 578-6999

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.25 par value per share	1,290,227	—	—	$1,415(2)

(1)
In addition, pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement covers a presently indeterminate number of shares of common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

(2)
A filing fee of $1,418 with respect to such shares was calculated as set forth in the Registration Statement on Form S-3, File No. 333-115945, filed with the SEC on May 27, 2004, and Amendment No. 1 to Form S-3, File No. 333-115945, filed with the SEC on July 13, 2004, and previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Sento Corporation

1,290,227 shares of
Common Stock
$0.25 Par Value per Share

        This prospectus covers the offer and sale of up to 1,290,227 shares of our common stock. All of the shares that may be offered hereunder are to be offered and sold by persons who are existing security holders and identified in the section of this prospectus entitled "Selling Stockholders." Of the shares of common stock offered hereby, 976,671 are currently owned by the selling stockholders and the remaining 313,556 are issuable upon the exercise of outstanding warrants to purchase our common stock. In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended, this prospectus, and the registration statement of which it is a part, cover a presently indeterminate number of shares of common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

        We will not receive any of the proceeds from the sale of the shares offered hereunder. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "SNTO." On August 4, 2004, the last reported sale price for our common stock, as reported on the Nasdaq SmallCap Market, was $5.77 per share.

        Our executive offices are located at 808 East Utah Valley Drive, American Fork, Utah 84003, and our telephone number is (801) 772-1100.

        Consider carefully the risk factors beginning on page 1 in this prospectus before investing in the shares being offered with this prospectus.

        This prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, in any state in which such offer or sale would be unlawful prior to or absent qualification under the securities laws of such state.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 10, 2004.

        You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. The selling stockholders are not permitted to make an offer or sale of these shares in any state where the offer or sale is not permitted. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

RISK FACTORS

        Before you invest in the shares described in this prospectus, you should be aware that such investment involves the assumption of various risks. You should consider carefully the risk factors described below together with all of the other information included in this prospectus before you decide to purchase any shares of our common stock.

Our stock price has risen and fallen rapidly in recent months, and trading in our stock may be subject to manipulation.

        The market price of our common stock has historically been, and we expect it to continue to be, volatile. During the period between the date of our reverse stock split in November 2002 and December 31, 2003, the market price of our common stock did not exceed $5.00 per share. Subsequent to January 1, 2004, the market price rose rapidly, and exceeded $17.00 per share in April 2004. As of May 3, 2004, the market price had declined to less than $7.00 per share. These price fluctuations may have been caused by a number of factors, many of which are beyond our knowledge or control. Among those factors, speculation in the form of "short selling," undertaken by traders who could benefit from rapid increases or decreases in our stock price, may account for some of the fluctuations. Based on the limited information available to us, we believe that the aggregate "short position" in our stock on March 15, 2004 was only 5 shares. We understand that as of April 15, 2004, the short position in our stock had grown to exceed 541,000 shares. We have recently been informed that as of June 15, 2004, the short position had declined to approximately 377,000 shares. Short selling of our stock may have contributed, and may continue to contribute, to the volatility in the price for our stock. Other factors which may result in volatility of our stock price include the following:

        — Dominance of trading in our stock by a small number of firms;

        — A relatively small number of shares of our stock available for trading in the public markets;

        — Positive or negative announcements by us or our competitors;

        — Industry trends, general economic conditions in the United States and elsewhere; and

        — Volatility in the public markets for equity securities.

Volatile economic conditions have affected and will likely continue to affect our operations and financial results.

        Volatile economic conditions have adversely affected our operations and financial results. The slowing economy in recent years caused us to lose some clients and also resulted in increased pricing pressures and lower call volumes from some existing clients. Slower economic conditions may limit our ability to attract new clients or retain existing clients. These factors contributed to the decline in our revenues and the net losses we experienced during most of 2002 and 2003. The slower economy also resulted in excess capacity to service call volumes. A substantial percentage of our expenses is attributable to labor costs associated with staffing Customer Contact Solutions Centers, which we may not be able to significantly reduce on short notice in order to compensate for unexpected shortfalls in call volumes. We cannot forecast future fluctuations in economic conditions, and our operations and financial results may be materially and adversely affected by economic volatility.

We repriced our employee stock options and may have significant volatility in our earnings if our stock price increases or decreases.

        In April 2003, we repriced certain employee and director stock options in an effort to provide an adequate incentive to assist in the retention and motivation of our employees and directors. Current accounting rules require us to adjust the amount of compensation expense we recognize in our financial statements for changes in the stock price until the stock options are exercised, forfeited or expire. In fiscal 2004 we recognized expense of $1,562,108 related to our repriced stock options. If our stock price is volatile, our future stock compensation charges may affect our profitability, either positively or negatively.

Several key clients represent a significant portion of our revenues, and the loss of a key client could affect our revenues and profitability.

        Two clients accounted for approximately 47% of our revenues for the year ended March 31, 2004. These two clients accounted for approximately 29% and 18%, respectively of our revenues for fiscal 2004. A key client, who accounted for 28% of revenues in fiscal 2002, cancelled its contract with us early in fiscal 2003. The loss of this client had a significant negative impact on our revenue and profitability in fiscal 2003 and for the first nine months of fiscal 2004, until this business was replaced.

        Our clients can generally cancel their contracts on short notice. It can take a significant amount of time to develop and obtain new clients and retrain employees to replace revenue from a lost client. Thus, the loss of any of our key clients could have a significant effect on our revenues and profitability. In addition, our future revenue growth is dependent upon our ability to attract and retain new clients.

We have a history of losses and may continue to experience losses.

        We experienced net losses in four of our last five fiscal years. In the fiscal years ended March 31, 2004 and 2003, we had net losses of $(1,465,230) and $(2,111,348), respectively, and we had an accumulated deficit of $(10,479,878) as of March 31, 2004. We may continue to incur net losses if we lose clients, are unable to attract and retain new clients or do not properly utilize our resources. We cannot ensure that we will be able to achieve or maintain consistent profitable operations.

We may be unable to attract, train and retain key management, technical and marketing personnel.

        Our success will depend, in large part, on our ability to attract, retain and train highly qualified technical, managerial and marketing personnel with the expertise required to successfully conduct our operations. We have not entered into employment agreements that obligate any of our key managerial or technical personnel to remain with us for any specified period of time. If we lose any key personnel or are unable to attract, retain, train or motivate qualified personnel, our business operations and financial condition may be materially and adversely affected.

A failure of our computers, telecommunications equipment or software systems could interrupt our ability to provide our services.

        Our business depends to a large extent on computers, telecommunications equipment and software systems (both equipment and systems maintained by us and equipment and systems maintained by third parties). A natural disaster, human error, equipment malfunction or inadequacy or multiple other events could result in a prolonged interruption in our ability to provide support services to clients or their customers. The temporary or permanent loss of computer or telephone equipment or systems, through casualty, operating malfunctions or otherwise, could have a material adverse effect on our operations, property or financial condition, and business interruption insurance may not be adequate to compensate for all losses that may be incurred.

We rely on a third-party software company for our chat and email applications.

        We contract with a third-party software company to provide chat and email tools used with our CRM software, reporting and management services. If this software company fails in its business efforts, we may lose our access to these software tools. Our failure to obtain adequate replacement software tools would cause us to experience service delays, interruptions or cancellations.

We are subject to collections risks and may be unable to collect our accounts receivable balances.

        We provide unsecured credit terms to our clients. Based on credit evaluations and other information gathered by our management, we establish credit terms for each client; however, there can be no assurance that our future credit losses will be consistent with management's expectations. A significant change in the liquidity or financial condition of one or more key clients, or a larger number of smaller clients, or further deterioration in the economic environment, in general, could have an adverse impact on the collectability of our accounts receivable and our future operating results.

Managing the utilization level of our resources is necessary in order to achieve our desired profitability.

        Our business strategy requires us to fully utilize excess personnel and physical facilities in an effort to increase our profits. As we expand our operations, we may not always be able to manage the level of personnel and facilities to reach our desired levels of utilization, which may affect our profitability. Also, if we lose existing clients, we may have excess personnel and physical facilities that would have an adverse effect on our business operations and our profitability.

Implementation of our growth plans will be dependent on our ability to market and sell our services to new and existing clients.

        Our growth plans are dependent upon our ability to attract and retain new clients and to generate additional business from existing clients. Our efforts to market and sell our services will be affected by fluctuations in technology and industry standards, changes in customer requirements and preferences, and general economic conditions, among other factors. Many of these factors are beyond our control. If we are incorrect in our assessment of the feasibility of our growth plans, if we are not effective in our efforts to market and sell our services or if circumstances change in a way that we did not foresee or anticipate, we may not grow as planned or our growth strategy may have an adverse effect on business operations and our profitability.

Competitive pressures could harm our financial performance.

        The market for customer contact services is highly fragmented and very competitive. In certain segments of the industry, however, the customer contact services industry has begun to experience a degree of consolidation, and the development of major customer contact center companies has resulted in an additional level of competition from service providers that have greater name recognition, larger installed customer bases, and significantly greater financial, technical, and marketing resources than we have. Large established enterprise software companies may leverage their existing relationships and capabilities to offer customer service applications. In other instances, many large companies provide their own in-house customer care support and customer training. Also, a number of existing companies have experienced rapid internal growth, and several of these companies have been active in acquiring smaller regional customer contact services companies and are becoming major competitors with a measurable share of this rapidly expanding market. If our competitors provide more efficient or less expensive services, we may lose market share and revenues.

A delay in market acceptance of our products and services could negatively impact our business and revenues.

        The customer contact services market is extremely competitive. We were a relatively early entrant in the customer self-services and chat markets; however, we have struggled in our efforts to market and sell our products and services and have been slow to develop certain business operations. Further delays in the development of our products and services would allow our competitors additional time to improve their service or product offerings, and also provide time for new competitors to develop e-business customer service applications and solicit prospective clients within our target markets. This would increase competition that could result in additional pricing pressures, and we may lose market share and revenues.

If we do not keep up with the rapid technological change experienced by the customer contact service market, our products and services may become obsolete and we may lose clients..

        The customer contact service industry is characterized by rapid technological change, alterations in customer requirements and preferences, and the emergence of new industry standards and practices. Our operating results and financial condition will depend, in part, on our ability to develop solutions that keep pace with continuing changes in information technology, evolving industry standards, and changing client requirements. There can be no assurance that we will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, we will be successful in the marketplace. In addition, products or technologies developed by others could render our services non-competitive or obsolete. Our failure to address these developments could have a material negative effect on our business and financial condition.

If companies reduce their reliance on outsourced services, our revenues and financial condition may be adversely affected.

        Our business depends in large part on the trend within the IT industry to outsource certain services. We cannot provide any assurance that this trend will continue or that, if the trend continues, it will continue at the same rate of growth. The failure of this trend to continue could have a material adverse effect on our business, financial condition, and results of operations.

Market volatility and fluctuations in our stock price and trading volume may cause sudden decreases in the value of an investment in our common stock.

        The market price of our common stock has historically been, and we expect it to continue to be, volatile. This price has ranged between $1.94 and $17.89 in the fifty-two week period ended June 30, 2004. The market for our common stock has, from time-to-time, experienced extreme price and volume fluctuations, which have often appeared to be unrelated to our operating performance. Our stock price has also been affected by our own public announcements regarding such things as quarterly earnings, changes in clients, obtaining financing and corporate partnerships. Consequently, events both within and beyond our control may cause shares of our common stock to lose their value rapidly.

Our revenues and quarterly results can be volatile, which makes evaluating our business difficult.

        Individual client revenue transactions can constitute a substantial percentage of our quarterly revenue, and some revenue transactions may generate a substantial portion of the operating profits for a quarter. Our revenues are also a function of the number of support requests we receive, and the time we spend on such requests. Thus, if we receive fewer support requests than anticipated or the time spent in resolving inquiries is greater than anticipated, our revenues may decline. Further, delays in the receipt of orders can cause significant fluctuation in revenues from quarter to quarter.

        Because our staffing and other operating expenses are based on anticipated revenue levels, and a high percentage of our expenses are fixed, the volatility in our revenues can cause significant variations in operating results from quarter to quarter and we may not be able to achieve or sustain profitability on a quarterly basis. In addition, we may expend significant resources pursuing potential sales that will not be consummated. Furthermore, we may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, which may adversely affect our operating results.

        For the reasons identified above, we believe that period-to-period comparisons of our revenues and operating results may not be meaningful and should not be considered an indication of future performance.

Shares eligible for future sale may cause the market price for our common stock to drop significantly, even if our business is doing well.

        We cannot predict the effect, if any, that future sales of our common stock or the availability of shares for future sale will have on the market price of our common stock from time to time. We have entered into registration rights agreements which contemplate that substantially all of our outstanding shares of common stock will become freely tradable in the public market. Other shares of our common stock issued in the future, including shares issued upon exercise of outstanding options and warrants, may become available for resale in the public market from time to time, and the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. In addition, sales of a substantial number of shares of our common stock in a short period of time could adversely affect the market price of our shares.

Provisions of our Articles of Incorporation and Bylaws could impair or delay stockholders' ability to replace or remove our management and could discourage takeover transactions that stockholders might consider to be in their best interests.

        Our Articles of Incorporation and Bylaws, the Utah Revised Business Corporation Act, and the Utah Control Shares Acquisition Act each contain certain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. Our Articles of Incorporation grant to our Board of Directors the authority, without further action by our stockholders, to fix the rights and preferences of, and issue shares of preferred stock. These provisions may deter hostile takeovers or delay or prevent changes in control of us or changes in our management, including transactions in which stockholders might otherwise receive a premium for their shares over the then-current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

We have never declared a dividend on our common stock and we do not anticipate paying dividends in the foreseeable future.

        No dividends have ever been declared or paid on our common stock. We intend to retain any future earnings for use in our business and do not anticipate paying any dividends on the Common Stock in the foreseeable future.

FORWARD-LOOKING STATEMENTS

        This prospectus contains various forward-looking statements. Such statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "likely," "believe," "intend," "expect" or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk factors noted in the previous section and other cautionary statements throughout this prospectus and our periodic filings with the SEC that are incorporated herein by reference. You should also keep in mind that all forward-looking statements are based on management's existing beliefs about present and future events outside of management's control and on assumptions that may prove to be incorrect. If one or more risks identified in this prospectus or any applicable filings materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected, or intended.

        Among the key factors that may have a direct bearing on our operating results are risks and uncertainties described under "Risk Factors," including, without limitation, risks related to future demand and pricing for our products and services, performance of strategic partners, competitive products and services and technical developments and general business and economic conditions and those other risks detailed in our filings with the SEC.

USE OF PROCEEDS

        All net proceeds from any sale of offered shares will be received by the selling stockholders selling the offered shares. We will not receive any proceeds from the sale of any of the offered shares.

DILUTION

        Our net tangible book value at March 31, 2004 was $10,880,631, or approximately $3.15 per each of the 3,452,898 shares of common stock then outstanding. Accordingly, new investors who purchase shares may suffer an immediate dilution of the difference between the purchase price per share and approximately $3.15 per share.

        As of March 31, 2004, there were outstanding warrants, options and conversion rights to purchase up to 968,215 shares of common stock. The existence of such options, warrants and conversions rights may hinder future equity offerings by us, and the exercise of such warrants, options and conversion rights may have an adverse effect on the prevailing market price of the shares of common stock. Furthermore, the holders of such options, warrants and conversion rights may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

SELLING STOCKHOLDERS

        The table that follows sets forth, as of July 1, 2004:

  •
  the name of each selling stockholder,

  •
  certain beneficial ownership information with respect to the selling stockholders,

  •
  the number of shares that may be sold from time to time by each selling stockholder pursuant to this prospectus, and

  •
  the amount (and, if one percent or more, the percentage) of shares of common stock to be owned by each selling stockholder if all offered shares are sold.

        Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock that are issuable upon the exercise of outstanding options, warrants or other purchase rights held by a selling stockholder, to the extent exercisable prior to August 30, 2004, are treated as outstanding for purposes of computing each selling stockholder's ownership of outstanding shares of common stock and percentage ownership (but not the percentage ownership of other selling stockholders).

        We believe that voting and investment power with respect to shares shown as beneficially owned by selling stockholders resides with the individuals identified in the table below, with respect to entities, or in the footnotes to the table below. There can be no assurance that any of the shares offered hereby will be sold.

	Number of Shares Beneficially Owned Prior to Offering					Number of Shares Beneficially Owned After Offering
Name				Number of Shares Offered
	Number		Percent(1)			Number(2)	Percent(1)
BNL Family Partners, Ltd.	59,472	(3)	1.6%	59,472	(3)	Nil	*
Cam C. Walker	15,858		*	15,858		Nil	*
Caroline Thomas-Jenson	59,481		1.6%	59,481		Nil	*
Clemons F. Walker	128,901	(4)	3.4%	67,401	(4)	61,500	1.7%
Cranshire Capital LP	135,000	(5)	3.6%	162,000	(5)	Nil	*
Daniel V. Mcleod	2,500	(6)	*	2,500	(6)	Nil	*
DKR Soundshore Oasis Holding Fund Ltd.	23,674	(7)	*	28,409	(7)	Nil	*
Elliott Associates, LP and Elliott International LP	100,000	(8)	2.7%	120,000	(8)	Nil	*
Gary B. Filler	8,850	(9)	*	2,500	(9)	6,350	*
Iroquois Capital LP Vertical Ventures, LLC	50,000	(10)	1.3%	60,000	(10)	Nil	*
Jeff Gray	5,000	(11)	*	5,000	(11)	Nil	*
Jerald Spilsbury	52,147	(12)	1.4%	52,147	(12)	Nil	*
John J. Witkowski and Carolyn A. Witkowski	1,250	(13)	*	1,250	(13)	Nil	*
Kelly W. Gleave	2,500	(14)	*	2,500	(14)	Nil	*
Kodiak Group	60,001	(15)	1.7%	72,001	(15)	Nil	*
Langley Partners	60,000	(16)	1.7%	72,000	(16)	Nil	*
Lester L. Colbert, Jr.	3,750	(17)	*	3,750	(17)	Nil	*
Mark Peterson	40,953	(18)	1.1%	40,953	(18)	Nil	*
Northwood Capital Partners, LP	50,000	(19)	1.3	60,000	(19)	Nil	*
Eric Olafson and Jaye Olafson	13,121	(20)	*	7,956	(20)	5,165	*
Patrick F. O'Neal and Monica M. Rafferty	66,279	(21)	1.7%	19,892	(21)	46,387	1.2%
Porter Partners LP	64,200	(22)	1.7%	60,000	(22)	14,200	*
Ronald J. Walker and Marilyn L. Walker	39,647		1.1%	39,647		Nil	*
Stanley J. Cutler	65,927	(23)	1.7%	7,500	(23)	58,427	1.5%
Stonestreet LP	52,083	(24)	1.4%	62,500	(24)	Nil	*
The Shemano Group	Nil	(25)	*	30,000	(25)	Nil	*
Tuva Financial Ltd.	40,000	(26)	1.1%	48,000	(26)	Nil	*
Vector Capital LLC	5,076	(27)	*	5,076	(27)	Nil	*
Whalehaven Desjardins Securities	17,204	(28)	*	17,045	(28)	3,000	*

Whisper Investment Company	2,500	(29)	*	2,500	(29)	Nil	*
RCG Capital Markets Group, Inc.	15,000	(30)	*	15,000	(30)	Nil	*
Shareholder Relations	20,000	(31)	*	20,000	(31)	Nil	*
Remsen Funding Corporation of New York	8,750	(32)	*	35,000	(32)	Nil	*
James M. Fleming	2,500		*	2,500		Nil	*
Clark M. Mower	2,500	(33)	*	2,500	(33)	Nil	*
B. Allred Family Living Trust	5,076	(34)	*	5,076	(35)	Nil	*
Arthur F. Coombs, Jr.	2,500	(35)	*	2,500	(36)	Nil	*
Genesys Telecommunication Laboratories Inc.	60,938	(36)	1.8%	20,313	(37)	40,625	1.1%
All Selling Stockholders as a Group	1,342,638		33.4%	1,290,227		235,654	6.1%

*
Represents less than one percent of the outstanding shares of common stock.

(1)
The percentages set forth above have been computed assuming the number of shares of common stock outstanding equals the sum of (a) 3,726,986, which is the number of shares of common stock actually outstanding on July 1, 2004, and (b) shares of common stock subject to warrants and conversion rights beneficially held by the person with respect to which such percentage is calculated to the extent exercised before August 30, 2004.

(2)
Assuming the sale by each selling stockholder of all of the shares offered hereunder by such selling stockholder. There can be no assurance that any of the shares offered hereby will be sold.

(3)
Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by Bruce Lemons, General Partner.

(4)
[Intentionally left blank]

(5)
The shares beneficially owned by such selling stockholder do not include 27,000 shares of common stock issuable upon the exercise of warrants issued in the March 30, 2004 private placement, and offered hereunder, because such warrants are not exercisable prior to August 30, 2004. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by Mitchell P. Kopin, President of Downsview Capital, Inc., the General Partner of the selling stockholder.

(6)
The shares beneficially owned by such selling stockholder include 2,500 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder.

(7)
The shares beneficially owned by such selling stockholder do not include 4,735 shares of common stock issuable upon the exercise of warrants issued in the March 30, 2004 private placement, and offered hereunder, because such warrants are not exercisable prior to August 30, 2004. DKR SoundShore Oasis Holding Fund Ltd. (the "Fund") is a master fund in a master-feeder structure. The Fund's investment manager is DKR Oasis Management Company LP (the "Investment Manager"). Pursuant to an investment management agreement among the Fund, the feeder funds and the Investment Manager, the Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager.

(8)
The shares beneficially owned by such selling stockholders do not include 20,000 shares of common stock issuable upon the exercise of warrants issued in the March 30, 2004 private placement, and offered hereunder, because such warrants are not exercisable prior to August 30, 2004. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholders is held by Paul E. Singer.

(9)
The shares beneficially owned by such selling stockholder include 7,600 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder and/or GT Investments, an entity controlled by such selling stockholder.

(10)
The shares beneficially owned by such selling stockholders do not include 10,000 shares of common stock issuable upon the exercise of warrants issued in the March 30, 2004 private placement, and offered hereunder, because such warrants are not exercisable prior to August 30, 2004. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholders is held by Josh Silverman, a partner in such selling stockholders.

(11)
The shares beneficially owned by such selling stockholder include 5,000 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder.

(12)
The shares beneficially owned by such selling stockholder include 12,500 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder.

(13)
The shares beneficially owned by such selling stockholders include 1,250 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholders.

(14)
The shares beneficially owned by such selling stockholder include 2,500 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder.

(15)
The Kodiak Group includes Kodiak Capital Offshore, Ltd., Kodiak Capital, LP, Kodiak Market Neutral Hedge Offshore, Ltd., Kodiak Market Neutral Hedge, L.P. and Grosvenor Investment 4, Ltd. The shares beneficially owned by such selling stockholder do not include 12,000 shares of common stock issuable upon the exercise of warrants issued in the March 30, 2004 private placement, and offered hereunder, because such warrants are not exercisable prior to August 30, 2004. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by various entities controlled by Lee E. Mikles.

(16)
The shares beneficially owned by such selling stockholder do not include 12,000 shares of common stock issuable upon the exercise of warrants issued in the March 30, 2004 private placement, and offered hereunder, because such warrants are not exercisable prior to August 30, 2004. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by Jeffrey Thorp, who is the manager of the general partner of the shelling stockholder.

(17)
The shares beneficially owned by such selling stockholder include 3,750 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder.

(18)
The shares beneficially owned by such selling stockholder include 26,250 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder and/or Alpine Securities FBO Mark Peterson Roth IRA, a trust controlled by such selling stockholder.

(19)
The shares beneficially owned by such selling stockholder do not include 10,000 shares of common stock issuable upon the exercise of warrants issued in the March 30, 2004 private placement, and offered hereunder, because such warrants are not exercisable prior to August 30, 2004. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by Robert A. Berlacher.

(20)
The shares beneficially owned and offered by such selling stockholder include shares held by Olafson Trust, a trust that is controlled by the selling stockholder. The shares beneficially owned by such selling stockholders include 5,165 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder.

(21)
The shares beneficially owned by such selling stockholders include 43,887 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholders and/or Patrick F. O'Neal and Monica M. Rafferty JTIC, a trust controlled by such selling stockholders.

(22)
The shares beneficially owned by such selling stockholder do not include 10,000 shares of common stock issuable upon the exercise of warrants issued in the March 30, 2004 private placement, and offered hereunder, because such warrants are not exercisable prior to August 30, 2004. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by Jeffrey H. Porter, General Partner.

(23)
The shares beneficially owned by such selling stockholder include 57,500 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder.

(24)
The shares beneficially owned by such selling stockholder do not include 10,417 shares of common stock issuable upon the exercise of warrants issued in the March 30, 2004 private placement, and offered hereunder, because such warrants are not exercisable prior to August 30, 2004. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by Michael Finkelstein.

(25)
The shares beneficially owned by such selling stockholder do not include 30,000 shares of common stock issuable upon the exercise of warrants issued in the March 30, 2004 private placement, and offered hereunder, because such warrants are not exercisable prior to August 30, 2004. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by Gary Shemano.

(26)
The shares beneficially owned by such selling stockholder do not include 8,000 shares of common stock issuable upon the exercise of warrants issued in the March 30, 2004 private placement, and offered hereunder, because such warrants are not exercisable prior to August 30, 2004. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by Mina Ledereich.

(27)
Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by Robert Bench and Mary Bench.

(28)
The shares beneficially owned by such selling stockholder do not include 2,841 shares of common stock issuable upon the exercise of warrants issued in the March 30, 2004 private placement, and offered hereunder, because such warrants are not exercisable prior to August 30, 2004. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by Evan Schemenauer, Arthur Jones and Jennifer Kelly as directors.

(29)
The shares beneficially owned by such selling stockholder include 2,500 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by Todd Groskrektz.

(30)
The shares beneficially owned by such selling stockholder include 15,000 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by A. Max Ramras.

(31)
The shares beneficially owned by such selling stockholder include 20,000 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by Laurie S. Roop.

(32)
The shares beneficially owned by such selling stockholder include 8,750 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder. The shares beneficially owned by such selling stockholder do not include 26,250 shares of common stock issuable upon the exercise of warrants issued under consulting agreements with such selling stockholder because such warrants are not exercisable prior to August 30, 2004. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by William Teitelbaum.

(33)
The shares beneficially owned by such selling stockholder include 2,500 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder.

(34)
Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by Kathryn Allred, Mary Bench and Barbara Richardson.

(35)
The shares beneficially owned by such selling stockholder include 2,500 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder.

(36)
The shares beneficially owned by such selling stockholder include 20,313 shares of common stock issuable by us upon the exercise of warrants, options or other purchase rights that are exercisable, or will become exercisable prior to August 30, 2004, and are held by such selling stockholder. Authority to make voting and investment decisions with respect to shares shown as beneficially owned by such selling stockholder is held by the board of directors of such selling stockholder.

Private Placements of Shares and Warrants

        All of the offered shares are to be sold by persons who are existing security holders of Sento. The selling stockholders acquired their shares of common stock and warrants in the private placements described below. All numbers related to periods prior to November 25, 2002 set forth in the descriptions below have been adjusted to reflect a 1 for 4 reverse split of our common stock that occurred on November 25, 2002.

March 30, 2004 Private Placement

        On March 30, 2004, we issued 634,962 shares of our common stock, together with warrants to purchase 126,993 shares of our common stock, to a group of institutional investors in a private placement for aggregate consideration of $6,705,198. The shares of common stock and warrants were sold in units of one share of common stock and one-fifth of a warrant at a price of $10.56 per unit. The Shemano Group, a registered broker-dealer, acted as agent in connection with the private placement in exchange for $469,364 and 30,000 warrants to purchase common stock.

        The warrants issued in the private placement permit the holder to acquire one share of common stock at an exercise price of $12.67 per share at any time between September 30, 2004 and March 30, 2008. If we sell, or are deemed to have sold, any shares of common stock (with specified exceptions) for total consideration of less than $12.67 per share, the exercise price of the warrants is adjusted as follows: (a) with respect to any issuance prior to the 12-month anniversary of the effective date of the registration statement of which this prospectus is a part, to an amount equal to the lowest sales price for a share of common stock in any such offering, and (b) with respect to issuances after the 12-month anniversary of the registration statement of which this prospectus is a part, pursuant to a standard weighted average formula. The warrants also include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction, a net exercise provision, and a provision prohibiting their exercise to the extent that, giving effect to such exercise, the number of shares of our common stock then beneficially owned by the holder would exceed 4.999% of the then total number of shares of our issued and outstanding shares of common stock.

        The shares that may be offered pursuant to this prospectus include all shares of common stock, and the shares of common stock issuable upon the exercise of all warrants, issued in the March 30, 2004 private placement, including the 30,000 warrants issued to the Shemano Group. In connection with the offer and sale of such securities to the selling stockholders, we agreed to register the resale of included shares of common stock under the Securities Act of 1933.

2003 Debenture Transaction

        On April 15, 2003, we issued an aggregate of 1,002 8% Convertible Subordinated Debentures, together with 250,500 warrants to purchase common stock, to a group of investors in a private placement in exchange for aggregate consideration of $1,002,000. The 8% Convertible Subordinated

Debentures were sold in units consisting of one 8% Convertible Subordinated Debenture in the principal amount of $990 and a warrant to purchase 250 shares of our common stock. The units were sold at a price of $1,000 per unit. Clemons F. Walker acted as a consultant and finder in connection with certain investors in the private placement in exchange for 50,000 shares of common stock that expire April 15, 2006, 37,500 of which are exercisable at $1.60 per share and 12,500 of which are exercisable at $2.25 per share.

        The warrants issued to the debenture holders permit the holder to acquire one share of common stock at an exercise price of $2.25 per share at any time prior to April 15, 2006. The warrants also include a net exercise provision and standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

        The shares that may be offered pursuant to this prospectus include 336,709 shares of common stock issued upon the conversion of 8% Convertible Subordinated Debentures and 6,250 shares of common stock issued or issuable upon the exercise of the warrants issued in the April 15, 2003 private placement, but do not include the shares of common stock issuable upon exercise of the 50,000 warrants issued to the finder. In connection with the offer and sale of such securities to the selling stockholders, we agreed to register the resale of included shares of common stock under the Securities Act.

1999 Private Placement

        In May 1999, we issued an aggregate of 300,000 shares of common stock, together with 150,000 warrants to purchase common stock, to a group of investors in a private placement for aggregate consideration of $1,920,000. The shares of common stock and warrants were sold in units of two shares of common stock and one warrant at a price of $12.80 per unit.

        The warrants permit the holder to acquire one share of common stock at an exercise price of $10.00 per share at any time prior to August 31, 2004. The warrants initially expired on May 31, 2002, but we have extended the expiration date through August 31, 2004. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

        The shares of common stock that may be offered pursuant to this prospectus include 5,000 shares of common stock issued in the 1999 private placement and 80,313 shares of common stock issuable upon the exercise of warrants issued in the 1999 private placement.

Consulting Warrants

        Pursuant to a consulting agreement with Shareholder Relations, we issued to Shareholder Relations on or about August 1, 2003 a warrant to purchase 20,000 shares of our common stock. The warrant was issued as partial consideration for standard shareholder relations services provided by Shareholder Relations, including such services as preparing and disseminating press releases, responding to requests for information from existing or potential shareholders or brokers, arranging and hosting earnings and other public conference calls, and arranging and/or attending meetings with institutional investors and other parties interested in Sento. Shareholder Relations does not provide capital raising services to us. The warrants permit the holder to acquire one share of common stock at an exercise price of $2.70 per share at any time prior to August 1, 2005. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares of common stock that may be offered pursuant to this prospectus include shares of common stock issuable upon the exercise of such warrants.

        Pursuant to a consulting agreement with Remsen Funding Corporation of New York, we have agreed to issue to Remsen a warrant to purchase 5,000 shares of common stock each month during the term of the agreement, which is terminable at any time upon sixty days advanced notice. The warrants are issued as partial consideration for business and strategic consulting services provided by Remsen, including services involving introductions to customers and business consultants, recommendations of consultants, financial and other advisers and directors, and assistance with internal reports. Remsen does not provide shareholder relations or capital raising services to us. Through July 1, 2004, we have issued 35,000 warrants to Remsen pursuant to the consulting agreement. The warrants permit the holder to acquire one share of common stock at an exercise price of $3.00 per share at any time prior to the date that is three and one-half years after the date of issuance. Each warrant vests with respect to 25% of the shares subject thereto on the first day of each calendar quarter following its issuance. The warrants also include a net exercise provision and standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. We have also granted the warrant holder piggyback registration rights with respect to any registration (other than on Form S-4 or Form S-8) that permits the registration of secondary sales. The shares of common stock that may be offered pursuant to this prospectus include the shares of common stock issuable upon the exercise of the 35,000 warrants issued as of July 1, 2004.

        Pursuant to a consulting agreement with RCG Capital Markets Group, Inc., we issued to RCG, on or about November 10, 2003 a warrant to purchase 15,000 shares of our common stock. The warrant was issued as partial consideration for standard shareholder relations services provided by RCG, including such services as preparing and disseminating press releases, responding to requests for information from existing or potential shareholders or brokers, arranging and hosting earnings and other public conference calls, and arranging and/or attending meetings with institutional investors and other parties interested in Sento. RCG does not provide capital raising services to us. The warrants permit the holder to acquire one share of common stock at an exercise price of $8.48 per share at any time prior to December 1, 2004. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. We have also granted the warrant holder piggyback registration rights with respect to future registrations of our common stock. The shares of common stock that may be offered pursuant to this prospectus include the shares of common stock issuable upon the exercise of such warrants.

Relationships With Sento

        Gary B. Filler is the Chairman of the Board of Directors, Patrick F. O'Neal is the President and Chief Executive Officer and Stanley J. Cutler served as an officer of Sento from November 1998 until July 2004. Eric Olafson is a member of the Board of Directors of Sento.

        Except as set forth above, to the best of our knowledge, none of the selling stockholders had any material relationship with Sento or any of its affiliates within the three-year period ending on the date of this prospectus.

Broker-Dealers

        We have inquired of the selling stockholders whether they are broker-dealers or affiliates of broker-dealers. The following selling stockholders indicated to us that they are broker-dealers, or affiliates thereof:

  •
  Mark Peterson and Whisper Investment Company, as affiliates of Alpine Securities Corporation,
  •
  The Shemano Group, and
  •
  Northwood Capital Partners, LP, an affiliate of Emerging Growth Equities.

        Each of the above selling stockholders represented to us that he or it acquired or is acquiring the shares of common stock that may be offered pursuant to this prospectus, and any shares of common stock issuable upon the exercise of related warrants, for investment purposes and not in the ordinary course of business or subject to any agreements or understandings, directly or indirectly, with any person to distribute the securities.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the offered shares on any stock exchange, market or trading facility on which our shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling the offered shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange or market distribution in accordance with the rules of the applicable exchange or market;

  •
  privately negotiated transactions;

  •
  settlement of short sales;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, such as swaps or derivatives, whether through an options exchange or otherwise;

  •
  in the over-the-counter market;

  •
  a combination of any such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

        In connection with the sale of the offered shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver the offered shares to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

        We are required to pay certain fees and expenses incurred by us incident to the registration of the offered shares. We have agreed to indemnify certain of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the offered shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the offered shares by the selling stockholders.

        We agreed with certain of the selling stockholders to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the date on which the offered shares may be resold by those selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the offered shares held by them have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares offered under this prospectus will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person.

        We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DETERMINATION OF OFFERING PRICE

        The offering price of the shares of common stock offered by this prospectus is being determined by each of the selling stockholders on a transaction-by-transaction basis based upon factors that the selling stockholder considers appropriate. The offering prices determined by the selling stockholders may, or may not, relate to a current market price but should not, in any case, be considered an indication of the actual value of the shares of common stock. We do not have any influence over the price at which any selling stockholders offer or sell the shares of common stock offered by this prospectus.

LEGAL MATTERS

        The validity of the shares being offered hereby is being passed upon for us by Stoel Rives LLP.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report (Form 10-KSB) for the year ended March 31, 2004, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

INDEMNIFICATION

        Our articles of incorporation provide that we shall indemnify any person who is or was a director, officer, employee or agent of our company, or who was serving at our request as a director, officer, employee of agent of another entity, trust or plan to the fullest extent permitted by the Utah Revised Business Corporation Act.    Our bylaws also include mandatory indemnification provisions with respect of our officers and directors and discretionary indemnification provisions with respect to employees and agents, each subject to limitations generally reflecting the limitations on indemnification set forth in the Utah Revised Business Corporation Act.

        Our bylaws provide that we may purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her or incurred by him or her in such capacity or arising out of his or her status in such capacity, whether or not we would have the power to indemnify him or her against such liability under the indemnification provisions of our bylaws or the laws of the State of Utah, as the same are amended or modified. We maintain insurance from commercial carriers against certain liabilities that may be incurred by our directors and officers.

        As a result of the indemnification provisions described about and contained in the Utah Revised Business Corporations Act, subject to certain limitations in the Utah Revised Business Corporation Act, we may be permitted or compelled to provide indemnification and advancement of expenses to our directors, officers, agents, and employees when they are made parties to an investigation or legal action in connection with services performed at our request, including when such persons are alleged to have violated the Securities Act. Insurance purchased with respect to such persons may also cover expenses or other liabilities associated with an allegation of violations of the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons of pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        As permitted by SEC rules, this prospectus does not contain all of the information in the registration statement of which this prospectus is a part or the exhibits to the registration statement. The SEC permits us to incorporate by reference into this prospectus information filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except as superseded or modified by information contained directly in this prospectus or in a subsequently filed document that also is (or is deemed to be) incorporated into this prospectus by reference.

        This prospectus incorporates by reference the documents set forth below that we (File No. 000-06425) have previously filed with the SEC pursuant to the Exchange Act. These documents contain important information about the Company and its financial condition.

  (a)
  Our Annual Report on Form 10-KSB for the year ended March 31, 2004, filed with the SEC on May 20, 2004, as amended by Amendment No. 1 on Form 10-KSB/A filed with the SEC on July 13, 2004, Amendment No. 2 on Form 10-KSB/A filed with the SEC on August 2, 2004 and Amendment No. 3 on Form 10-KSB/A filed with the SEC on August 10, 2004.

  (b)
  The description of the shares of common stock contained in Item 5 of our Annual Report on Form 10-KSB for the year ended March 31, 2004, filed with the SEC on May 20, 2004.

        We hereby incorporate by reference all reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

        Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement or a document incorporated by reference into the prospectus are not necessarily complete, and in each instance we qualify each of these statements in all respects by the reference to the full agreement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site (http://www.sec.gov) that makes available to the public reports, proxy statements, and other information regarding issuers, such as us, that file electronically with the SEC. Our Internet website is http://www.sento.com. Information contained on our website is not a part of this prospectus.

        In addition, we will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of our annual, quarterly and current reports, proxy statements and other information we have filed with the SEC (other than exhibits to such documents which are not specifically incorporated by reference in such documents or portions of such documents subject to confidential treatment requests). Requests for these copies should be directed to Sento Corporation., Attention: Chief Financial Officer, 808 East Utah Valley Drive, American Fork, Utah 84003, telephone (801) 772-1100.

        Our shares of common stock are quoted on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

        We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date hereof.

1,340,227
Shares of Common Stock

SENTO CORPORATION

Prospectus

August 10, 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses of the offering, sale and distribution of the offered securities being registered pursuant to this registration statement (the "Registration Statement"). All of the expenses listed below will be borne by the Company. All of the amounts shown are estimates except the SEC registration fees.

Item	Amount
SEC Commission registration fees	$1,415
Accounting fees and expenses	$5,000
Legal fees and expenses	$20,000
Blue Sky fees and expenses	$5,000
Printing Expenses	$5,000
Miscellaneous Expenses	$8,585

Total:	$45,000

Item 15. Indemnification of Directors and Officers.

        We are a Utah corporation. Section 16-10a-902 of the Utah Revised Business Corporation Act (the "Revised Act") provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because he or she is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the Proceeding if his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, had no reasonable cause to believe such conduct was unlawful; provided, however, that pursuant to Subsections 902(4)-(5): (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

        Section 16-10a-903 of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Director of the corporation, against reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding or claim with respect to which he or she has been successful.

        In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction.

        Section 16-10a-904 of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding upon the satisfaction of certain conditions.

        Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to an Indemnifiable Director, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

        Section 16-10a-908 of the Revised Act provides that a corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from his or her status as such, whether or not the corporation would have the power to indemnify him or her against the same liability under Section 902, 903, or 907 of the Revised Act.

        Section 16-10a-909 of the Revised Act provides that a provision treating a corporation's indemnification of or advance for expenses to, Indemnifiable Directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors or in a contract, except an insurance policy, or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the Revised Act. If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

        Our articles of incorporation provide that we shall indemnify any person who is or was a director, officer, employee or agent of our company, or who was serving at our request as a director, officer, employee of agent of another entity, trust or plan to the fullest extent permitted by the Revised Act. Our bylaws also include mandatory indemnification provisions with respect of our officers and directors and discretionary indemnification provisions with respect to employees and agents, each subject to limitations generally reflecting the limitations on indemnification set forth in the Revised Act.

        Our Bylaws provide that we may purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her or incurred by him or her in such capacity or arising out of his or her status in such capacity, whether or not we would have the power to indemnify him or her against such liability under the indemnification provisions of the Bylaws or the laws of the State of Utah, as the same are amended or modified. We maintain insurance from commercial carriers against certain liabilities that may be incurred by our directors and officers.

        Indemnification may be granted pursuant to any other agreement, bylaw or vote of stockholders or directors. The foregoing description is necessarily general and does not describe all details regarding the indemnification of our officers, directors or controlling persons.

Item 16. Exhibits.

        The following exhibits required by Item 601 of Regulation S-K promulgated under the Securities Act have been included herewith or have been filed previously with the SEC as indicated below.

Exhibit No.	Description	Incorporated by Reference/ Filed Herewith (and Sequential Page #)
4.1	Form of Common Stock Certificate	Incorporated by reference to the Company's Registration Statement on Form S-3 filed with the Commission on May 27, 2004, File No. 333-115945
4.2	Articles of Incorporation, as amended to date	Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004, filed with the SEC on May 20, 2004, File No. 000-06425.
4.3	Bylaws	Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended April 30, 1996, filed with the SEC on July 29, 1996, File No. 000-06425.
4.4	Form of Warrant (1999 Private Placement)	Incorporated by reference to the Company's Registration Statement on Form S-3 filed with the Commission on May 27, 2004, File No. 333-115945
4.5	Form of Warrant (2003 Private Placement)	Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended March 31, 2003, filed with the SEC on June 30, 2003, File No. 000-06425.
4.6	Form of Warrant (2004 Private Placement)	Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004, filed with the SEC on May 20, 2004, File No. 000-06425.
4.7	Form of Warrant (Shareholder Relations)	Incorporated by reference to the Company's Registration Statement on Form S-3 filed with the Commission on May 27, 2004, File No. 333-115945
4.8	Form of Warrant (Remsen)	Incorporated by reference to the Company's Registration Statement on Form S-3 filed with the Commission on May 27, 2004, File No. 333-115945
4.9	Form of Warrant (RCG)	Incorporated by reference to the Company's Registration Statement on Form S-3 filed with the Commission on May 27, 2004, File No. 333-115945
4.10	Form of Warrant (Clemons F. Walker)	Incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form S-3 on July 13, 2004, File No. 333-115945

5.1	Opinion of Stoel Rives LLP	Incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form S-3 on July 13, 2004, File No. 333-115945
10.1	Form of Subscription Agreement for 1999 Private Placement	Incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form S-3 on July 13, 2004, File No. 333-115945
10.2	Form of Registration Rights Agreement for 1999 Private Placement	Incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form S-3 on July 13, 2004, File No. 333-115945 Filed herewith
10.3	Form of Subscription Agreement for 2003 Debenture Transaction	Incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form S-3 on July 13, 2004, File No. 333-115945
10.4	Form of Registration Rights Agreement for 2003 Debenture Transaction	Incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form S-3 on July 13, 2004, File No. 333-115945
10.5	Form of 8% Convertible Subordinated Debentures	Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended March 31, 2003, filed with the SEC on June 30, 2003, File No. 000-06425.
10.6	Securities Purchase Agreement dated March 30, 2004	Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004, filed with the SEC on May 20, 2004, File No. 000-06425.
10.7	Registration Rights Agreement dated March 30, 2004	Incorporated by reference to Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004, filed with the SEC on May 20, 2004, File No. 000-06425.
10.8	Shareholder Relations Consulting Agreement	Incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form S-3 on July 13, 2004, File No. 333-115945
10.9	Remsen Funding Consulting Agreement	Incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form S-3 on July 13, 2004, File No. 333-115945
10.10	RCG Capital Market Group Consulting Agreement	Incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form S-3 on July 13, 2004, File No. 333-115945

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm	Filed herewith
23.2	Consent of Stoel Rives LLP	Included in Exhibit No. 5.1
24	Powers of Attorney	Incorporated by reference to the Company's Registration Statement on Form S-3 filed with the Commission on May 27, 2004, File No. 333-115945

Item 17. Undertakings.

  1.
  The undersigned Registrant hereby undertakes that it will:

  (a)
  File during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution. information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (b)
  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time as to be the initial bona fide offering;

  (c)
  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  2.
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of American Fork, State of Utah, on August 10, 2004.

SENTO CORPORATION

By	/s/ PATRICK F. O'NEAL Patrick F. O'Neal President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date

/s/ GARY B. FILLER* Gary B. Filler*	Chairman of the Board of Directors	August 10, 2004
/s/ PATRICK F. O'NEAL Patrick F. O'Neal	President, Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2004
/s/ KIETH E. SORENSON* Kieth E. Sorenson*	Director	August 10, 2004
/s/ KIM A. COOPER* Kim A. Cooper*	Director	August 10, 2004
/s/ ERIC OLAFSON* Eric Olafson*	Director	August 10, 2004
/s/ PHILLIP J. WINDLEY* Phillip J. Windley*	Director	August 10, 2004
/s/ C. LLOYD MAHAFFEY* C. Lloyd Mahaffey*	Director	August 10, 2004
/s/ ANTHONY J. SANSONE Anthony J. Sansone	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 10, 2004
By:	/s/ PATRICK F. O'NEAL Patrick F. O'Neal, Attorney-in-fact